Exhibit 23.3

Ref.: 4377.110461

April 7, 2021

Ecopetrol S.A

Calle 35 No. 7-21 Piso 1

Bogotá, D.C. Colombia

Re: Consent of Independent Petroleum Engineer

Dear Sirs:

We refer to our report, entitled “Evaluation of Certain P&NG Reserves of Hocol S.A. in Colombia (As of December 31, 2020)” dated February 5, 2021 (the “Report”).

We hereby consent to the references to Sproule International Limited (“Sproule”) and to the inclusion of and information derived from Sproule’s Report in Ecopetrol S.A.’s (“the Company”) annual report Form 20-F for the year ended December 31, 2020 (the “Annual Report”), the inclusion of our Report as Exhibit 99.2 to the Annual Report, as well as to the incorporation by reference of this consent and our Report into Ecopetrol S.A.’s registration statement on Form F-3 filed with the United States Securities and Exchange Commission on June 1, 2018 (“the Registration Statement”). We further consent to the references to Sproule International Limited as set forth in the Registration Statement under the heading “Experts”. Sproule’s reserves estimates for Colombia as prepared for Hocol S.A. and contained in the Annual Report have been combined with estimates of reserves prepared by other petroleum consultants and Sproule is therefore unable to verify the accuracy of the reserves estimates contained in the Annual Report other than those contained in the Report.

Sincerely,

SPROULE INTERNATIONAL LIMITED
Alberta Permit to Practice number P06151

/s/ Gary R. Finnis, P.Eng
Gary R. Finnis, P.Eng
Senior Manager, Engineering
Date: Apr. 07, 2021 Membership: 62965

Gary Finnis, P.Eng
Senior Manager

140 Fourth Avenue SW, Suite 900

Calgary, AB, Canada T2P 3N3

Sproule.com

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